Exhibit 10.40


                              EMPLOYMENT AGREEMENT
      AGREEMENT (the "Agreement"), dated as of March 15, between Value America, Inc., a Virginia corporation (the "Company") and Neal Harris (the "Executive").

      The  Company and the  Executive  agree as follows:

   1. Position; Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its Executive Vice President. The parties intend that the Executive shall continue to so serve in the aforesaid capacity throughout the Term (as such term is defined below).


   Subject to earlier termination under the provisions of Paragraph 4 below, the term of Executive's employment by the Company hereunder shall commence on March 26, 1999 and shall continue through December 31, 2004 and then renew for an additional one year term on January 1, 2005 and each subsequent annual anniversary thereof unless at least 3 months prior to January 1, 2005 or a subsequent annual anniversary thereof either Executive or Company gives to the other written notice that the term shall not be renewed at such annual anniversary, in which case the term shall expire on December 31, 2004 or the day before such subsequent anniversary, as the case may be (the "Term").



   2. Duties. The Executive throughout the Term shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company and its affiliates, if any ("Affiliates"), except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from serving as a director or a member of an advisory committee of any organization involving no conflict of interest with the Company (subject to prior approval of his appointment to such position in certain cases as provided in the next to last sentence of this Paragraph 2), from engaging in charitable and community activities, and from managing his personal investments, provided that such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement. The Executive shall not accept any proposed appointment to serve as a director, trustee or the equivalent of any business organization of which the Executive is not a director, trustee, or the equivalent on the date hereof, without the prior approval of the Chairman of the Company's Board. The Executive shall report directly to the Chief Executive Officer, or in his or her absence, the Board.

   3. Compensation.

     (a) Salary. During the Term, the Company shall pay to the Executive a salary at the minimum rate of $295,000 per year, payable in equal installments not less frequently than monthly. Such salary shall be reviewed by the Compensation Committee of the Board at least annually, with any increases taking into account, among other factors, corporate and individual performance and increases, if any, in relevant cost of living indices. The Compensation Committee may not reduce the salary below $295,000 per year.

     (b) Bonus. During the Term, the Executive shall be entitled to participate in such bonus programs as the Compensation Committee of the Board from time to time shall approve. Notwithstanding the foregoing, for each calendar year during the Term, Executive shall be entitled to a bonus per full calendar quarter of employment hereunder in such amounts and based upon achievement of such corporate and individual performance and other criteria as shall be established by the Compensation Committee of the Board from time to time, considering among other items input from the Chairman of the Board, the Executive and, if considered appropriate by the Committee, a compensation consultant, which bonus shall be paid within 10 days after the end of the calendar quarter, provided Executive is employed hereunder on the last day of such quarter, and provided further that (i) the minimum bonus potential for each calendar year during the Term shall be $150,000, and (ii) the minimum bonus paid for calendar year 1999 will be $37,500, subject only to Executive remaining employed by Company through June 30, 1999, provided that if Company and Executive do not agree to the 1999 bonus plan for Executive prior to June 30, 1999, Executive's minimum bonus for 1999 will increase by $18,750 with such $18,750 being subject only to Executive remaining employed by Company through September 30, 1999. As an additional bonus, the Company agrees that it will pay to Executive an amount (which amount shall not exceed $1,625,000) equal to the product of (i) $5.00 and (ii) up to an aggregate of no more than 325,000 shares of stock purchased by Executive from Company pursuant to his Incentive Stock Option Agreement pursuant to the Notice of Grant dated March 26, 1999 and his Non-Qualified Stock Option Agreement pursuant to the Notice of Grant dated March 26, 1999. Such bonus payment will be made upon the due exercise (provided such exercise occurs either during the term of Executive's employment by the Company or, if such employment is terminated (i) because of Executive's death or Disability (as defined in Section 4(b) below) or (ii) by the Company other than for Due Cause within the meaning of Section 4(d) or Section 4(e) below, within 90 days after the termination of such employment) of the option to purchase such shares and such bonus will be deemed earned upon such exercise. The $5.00 and 325,000 amounts will be subject to proportional adjustment upon a stock split or similar capital stock adjustment, as determined in good faith by the Company's Board of Directors.


     (c) Benefit Plans. During the Term, the Executive shall be entitled to participate in all retirement and employment benefit plans of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans, as the same shall be amended from time to time. The Executive shall be entitled to no less than 20 business days paid vacation per year. The Company also agrees to reimburse executive for (i) the out-of-pocket costs incurred by Executive for a moving van to move his household items to Charlottesville, Virginia and (ii) the rent for an apartment for Executive in Charlottesville, Virginia for a period not to extend beyond September 30, 1999. The Company shall also pay to Executive an additional W-2 compensation up to $570 per month during the term, which Executive agrees to use to pay the premium on disability insurance covering Executive.

     (d) Business Expenses. During the Term, the Company shall, in accordance with policies then in effect with respect to payments of expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.


     (e) Indemnity. As an officer of Company, Executive shall be entitled to indemnity as provided in the Company's Articles of Incorporation, as the same shall be amended from time to time.


   4. Termination.

     (a) Death. In the event of the death of the Executive during the Term, his employment shall be terminated as of the date of death and his salary for the month in which his death occurs shall be paid to his designated beneficiary, or in the absence of such designation, to the estate or other legal representative of the Executive. Except in accordance with the terms of the Company's benefit programs and plans then in effect, after his date of death, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

     (b) Disability. In the event of the Executive's Disability, as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below). After the Disability Termination Date, except in accordance with the Company's benefit programs and plans then in effect, Executive shall not be entitled to any compensation or benefits from the Company or hereunder.


     "Disability," for purposes of this Agreement, shall mean the Executive's incapacity due to physical or mental illness causing his complete and full-time absence from his duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period. Any determination of the Executive's Disability made in good faith by the Board shall be conclusive and binding on the Executive, unless within 10 days after written notice to Executive of such determination, Executive elects by written notice to Company to challenge such determination, in which case the determination of Disability shall be made by arbitration pursuant to Section 13 below (provided that Company shall not be required to provide Executive any compensation or benefits after the determination by the Board unless the arbitration results in a determination that Executive is not disabled, in which case the Company shall pay to Executive within 10 days after such arbitration decision all compensation due through the date of such arbitration decision, and further provided that Company shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision). The Disability Termination Date shall be the date on which the Board makes such determination of Executive's Disability unless the arbitration, if any, results in a determination that Executive is not disabled.

     (c) Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive's employment for Due Cause. The Executive shall continue to receive the salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits he may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, Executive shall not be entitled to any compensation or benefits from the Company or hereunder.


     The term "Due Cause," as used herein, shall mean (i) repeated material violation by the Executive of the Executive's obligations hereunder, the DNN Agreement (as defined in Paragraph 10 below) or a written directive from either the Chairman of the Board, President or the Board (1) which are willful and deliberate on the Executive's part, (2) which are not due to the Disability of the Executive (within the meaning of Paragraph 4(b) but without regard to the requirement that it continue for more than six months or 180 days within a 270-day period) and (3) which have not been cured by the Executive within 15 business days after written notice to the Executive specifying the nature of such violations, (ii) an act or acts of dishonesty on the Executive's part which are intended to or do result in either the Executive's personal enrichment or material adverse affect upon the Company's assets, business, prospects or reputation, or (iii) conviction of a felony or a misdemeanor involving fraud, breach of trust, or misappropriation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Due Cause without (1) written notice to the Executive setting forth the reasons for the Company's intention to terminate for Due Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of at least three-quarters (3/4) of the Board (not counting the Executive in either the numerator or the denominator), the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) hereof, and specifying the particulars thereof in detail.


     (d) Termination by the Company Other than for Due Cause. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reasons it deems appropriate; provided, however, that in the event such termination is not due to death, Disability or Due Cause, the Executive shall
(i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to death, Disability or Due Cause. The term "Termination Payment" shall mean a cash payment equal to twice the sum of (i) his annual salary, as in effect immediately prior to such termination, and (ii) a pro rata portion of the total of any bonus that would have been payable (including any amounts already paid during such year) to Executive under 3(b) for such calendar year if he had been employed for the full calendar year, provided the criteria for such bonus other than Executive's continued employment are satisfied. Such Termination Payment shall be payable in 12 equal monthly installments beginning 30 days after the date of termination. In addition, the Company will pay the premium cost for the Executive to receive any group health coverage that the Company provides under Section 4980B of the Internal Revenue Code of 1986 ("COBRA Coverage") for the period in which the Executive is eligible for such COBRA coverage. Following the Executive's termination of employment under this Paragraph 4(d), the Executive will have no further obligation to provide services to the Company pursuant to Paragraphs 1 and 2. Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company's benefit programs and plans then in effect, after termination by the Company of employment for other than death, Disability or Due Cause, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

     (e) Constructive Termination of Employment by the Company Without Due Cause. Termination by the Company without Due Cause under Paragraph 4 (d) shall be deemed to have occurred if the Executive elects to terminate his employment as a result of a material breach by the Company of Section 3 of this Agreement (which breach is not cured within 10 days after written notice thereof by Executive to each of the Directors of the Company, which notice shall specifically describe such alleged breach).

     (f) Voluntary Termination. In the event that the Executive terminates his employment at his own volition prior to the expiration of the Term (except as provided in Paragraph 4(e) above), such termination shall constitute a "Voluntary Termination" and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Paragraph 4 (c) above.



     (g) Election Not to Renew. An election by either Company or Executive pursuant to Paragraph 1 above not to renew the Term shall not be deemed a termination of employment by either party. After the expiration of the Term because of either Company's or Executive's election not to renew, except in accordance with the terms of the Company's benefit plans and programs then in effect, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

     (h) Notice of Termination, Resignation and Release. Any termination under
Section 4(c) by the Company for Due Cause or Section 4(b) for Disability or by the Executive pursuant to a constructive termination under Section 4(e) shall be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 12. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).



     Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive's employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive (if he has the legal capacity to do so and if not, his legal representative) must within 10 days after the termination date (i) resign as a member of the Board, if applicable, and as an officer and employee of the Company and its Affiliates and (ii) on behalf of the Executive and his estate, heirs and representatives, execute a release in form and substance reasonably satisfactory to the Company and its legal counsel releasing the Company, its Affiliates and each of the Company's and such Affiliate's respective officers, Directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to any payments or benefits under Section 3 or 4 of this Agreement related to the termination of Executive's employment (provided that Executive's post-termination of employment obligations under Section 5 shall cease upon the Company's failure to make any such payments when due if within 15 days after written notice of such failure, Company does not make the required payment). In the event the Company fails to make when due any payment under Section 3 or 4 related to the termination of Executive's employment hereunder, if Executive gives written notice of such failure to Company and the Company fails to make such payment within 15 days after the receipt of such written notice, then Executive shall be entitled to interest on such payment at 10% per annum from the date due plus all reasonable costs of collection (including attorney's fees) and all such payments that are not yet due shall accelerate and become immediately due and payable.



     (i) Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Executive's employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for any accrued and unused vacation; (ii) any bonus that had been earned but not yet paid; and
(iii) reimbursement for any business expenses accrued in accordance with Section 3(d).

   5. Non-Compete and Non-Solicitation. The Executive agrees that during the Term which he is employed by the Company, and during the period ending two years after a Voluntary Termination, a termination by the Company for Due Cause or an expiration of the Term because Executive elects not to renew pursuant to Paragraph 1 above (the "Non-Compete Period"), he shall not:



     (a) compete with by the Company or any of its Affiliates at any time during the Non-Compete Period. For purposes of this Agreement, the term "compete" shall mean engaging in an activity on behalf of himself or as a more than 5% equity holder, an officer, a director, an employee, a partner, a member, a manager, an agent, a consultant, a sole proprietor, or any other individual or representative capacity if both (i) it involves a business which sells or distributes consumer and business products primarily (more than 50%) through the Internet or which develops or distributes convergence technology products as a significant aspect of its business or makes significant use of interactive multimedia to sell its products (i.e., more than 20% of revenues) and (ii) the location in which the Executive conducts such activities is within 50 miles of Charlottesville, Virginia, provided that nothing in this Agreement will prohibit or restrict Executive from working as a consultant or employee of PriceCosco;


     (b) on behalf of himself or any other person or entity solicit for employment any employee of Company or its Affiliates who was such at any time during the two years immediately preceding and the 6 months after the date of termination or expiration of the Term or affirmatively induce such an employee to terminate his or her employment by the Company or its Affiliates (e.g., Executive shall not be liable if a close friend or assistant leaves as a result of the Company terminating Executive); or

     (c) intentionally cause any significant vendor of the Company (i.e., more than 5% of Company's sales) who was such at any time during the two years immediately preceding and within six months after the date of termination or expiration of the Term to (i) cease doing business with or (ii) decrease significantly (i.e., reduce by more than 50% compared to the monthly average of the 6 (or such months less than 6 representing the number of months in such period in which business was done) months with the highest amount of business in such period) the amount of business done with the Company.

     In the event the restrictions contained in this Paragraph 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographic area or by reason of being too extensive in any other respect, such restrictions shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and over the maximum geographic area as to which they may be enforceable and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

   6. Protection of Confidential Information, Etc. The Executive acknowledges that his employment by the Company will, throughout the Term of this Agreement, bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and know-how and other business affairs and methods and other information not readily available to the public, and plans for future developments. The Company acknowledges that Executive comes to the Company with his own information, skills and talents of special and unique character. In recognition of the foregoing, the Executive covenants and agrees that except as required in connection with enforcing or defending any rights or claims in a legal proceeding or arbitration pursuant to Section 13 below related to his employment by the Company, this Agreement or any other agreement between the Executive and the Company:

                    (i) during the Term which the Executive is employed by the
            Company and thereafter, regardless of the reasons for termination of employment, the Executive shall not, without the prior written consent of the Board or a person authorized thereby, disclose to any person other than as required by law or court order, or other than to an employee of the Company or its Affiliates, or to a person to which disclosure is appropriate in connection with the performance by the Executive of his duties as an executive of the Company (e.g., disclosure to the Company's outside lawyers, accountants or bankers of financial data properly requested by such persons) any confidential information obtained by him while in the employ of the Company and not known by Executive prior to his employment by the Company with respect to any of the Company's products, services, customers, suppliers, marketing techniques, methods, or future plans, the disclosure of which will be damaging to the Company; provided, however, that confidential information reasonably available to a diligent researcher not in the Company's employ of publicly available information (other than as a result of unauthorized disclosure by the Executive) shall not be subject to the provisions of this Section 6 (i) after the time it becomes reasonably available;

                    (ii) he will deliver promptly to the Company on termination of his employment, or at any other time the Company may reasonably so request, at its expense, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to the Company's business, which he may possess or have under his control other than any agreements or plans related to the Executive's employment by the Company; and

                    (iii) he will transfer and assign to the Company, all rights of every kind and character, in perpetuity, in and to any written material and/or ideas created and reduced to writing during the Term, which were suggested or submitted by the Executive which relate to the business of the Company and all other results and proceeds of the Executive's service hereunder. The Executive agrees to execute and deliver to the Company such assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of the Executive's service.

   7. Injunctive Relief. The Executive acknowledges that a breach of the restrictions against engaging in a competitive activity contained in Paragraph 5 and the disclosure of confidential information contained in Paragraph 6 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive and the Company agree that if the Executive breaches the restrictions on engaging in a competitive activity, on solicitations, on the disclosure of confidential information or on any other matter or action contained in Paragraphs 5 and 6, then the Company shall be entitled to injunctive relief. The prevailing party in any such injunctive relief proceeding shall be entitled to recover from the other party its costs in such proceeding, including reasonable attorney's fees.

   8. Successors and Assigns.

     (a) Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term "Company," as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

     (b) Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries," as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive's estate.

   9. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

   10. Entire Agreement. This Agreement, the Incentive Stock Option Agreement pursuant to the Notice of Grant dated March 26, 1999, the Non-Qualified Stock Option Agreement pursuant to the Notice of Grant dated March 26, 1999 and the Developments, Noncompete, Nondisclosure Agreement between Executive and Company dated March 15, 1999 (the "DNN Agreement") contain all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. This Agreement may only be modified by an instrument in writing. The terms of this Agreement and the DNN Agreement shall be interpreted to be interdependent agreements such that any provision contained in the DNN Agreement which is more restrictive on the Executive shall be of no further force and effect and this Agreement shall supersede any conflicting or more restrictive provision of the DNN Agreement including, without limitation, Sections 1, 2 and 3, 4 and 6 and all subsections thereof. To the extent such terms are deemed to be inconsistent in any given circumstance, Executive may request in writing a determination by the Board as to how such inconsistency shall be resolved.

   11. Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

   12. Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

            If to the Company:

            Value America, Inc.
            1550 Insurance Lane
            Charlottesville, Virginia 22911
            Attn:  Corporate Secretary

            With a copy to:

            Gary D. LeClair, Esquire
            LeClair Ryan, A Professional Corporation
            707 E. Main Street
            11th Floor
            Richmond, Virginia 23219

            If to the Executive:

            Neal Harris
            2400 Mare Lane
            Oakton, Virginia 22124

   13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration as determined by the arbitrators.

   14. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

   15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

   16. Titles. Titles to the paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph.

   17. Legal Fees. Company agrees to pay the reasonable fees and expenses of Executive's legal counsel in connection with the negotiation and execution of this Agreement.

   18. Counsel. This Agreement has been prepared by LeClair Ryan, A Professional Corporation, as counsel to the Company ("Counsel"), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Executive. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that he is fully aware of his right to the advice of counsel independent from that of the Company, that Counsel has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that he fully understands the potentially adverse interests of the parties with respect to this Agreement. The Executive further acknowledges that neither the Company nor its Counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, that he has been advised of the importance of seeking independent counsel with respect to such consequences, and that he had obtained independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that he has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.


   19. Authority. Subject to obtaining Compensation Committee approval, Company represents that this Agreement has been duly authorized by all appropriate corporate actions and duly executed and delivered by an officer of the Company on behalf of it.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                    VALUE AMERICA, INC.

                                    By:  /s/ Dean W. Johnson
                                        ---------------------------------

                                    Its: Executive Vice President
                                        ---------------------------------



                                    /s/ Neal Harris
                                   --------------------
                                   Neal Harris